QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

NEOMAGIC CORPORATION
SUBSIDIARIES

(All 100% Owned)

Name	Jurisdiction of Incorporation
NeoMagic International	Cayman Islands
NeoMagic Japan K.K.	Japan
NeoMagic Israel Ltd.	Israel
NeoMagic Semiconductor India Private Ltd.	India

QuickLinks

Exhibit 21.1
NEOMAGIC CORPORATION SUBSIDIARIES (All 100% Owned)